Exhibit 99.1
VERMILLION ANNOUNCES RECEIPT OF NASDAQ PANEL DECISION
FREMONT, Calif., Sept. 25 /PRNewswire-FirstCall/ — Vermillion, Inc. (Nasdaq: VRML — News), a molecular diagnostics company, today announced that it has received notification from The NASDAQ Stock Market LLC that the NASDAQ Listing Qualifications Panel has determined to delist the Company’s securities from The NASDAQ Capital Market, effective as of the open of business on Thursday, September 25, 2008. The delisting is the result of the Company’s noncompliance with the minimum stockholders’ equity requirement for continued listing on The NASDAQ Capital Market, as set forth in Marketplace Rule 4310(c)(3).
The Company has been advised that its securities are immediately eligible for quotation in the Pink Sheets, an electronic quotation service for securities traded over-the-counter, effective as of the open of business on Thursday, September 25, 2008. The Company’s shares will continue to trade under the symbol VRML. In addition, the Company has been advised that a Market Maker is filing the necessary application with the Financial Industry Regulatory Authority (“FINRA”) to quote the securities and as a result we anticipate in the near future that the Company will be quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).
About Vermillion
Vermillion, Inc. is dedicated to the discovery, development and commercialization of novel high-value diagnostic tests that help physicians diagnose, treat and improve outcomes for patients. Vermillion, along with its prestigious scientific collaborators, has diagnostic programs in oncology, hematology, cardiology and women’s health. Vermillion is based in Fremont, California. Additional information about Vermillion can be found on the Web at http://www.vermillion.com.
About Pink Sheets LLC
Pink Sheets’ centralized information network is a source of competitive market maker quotations, historical prices and corporate information about OTC issues and issuers. Pink Sheets is neither an SEC-Registered Stock Exchange nor a NASD Broker/Dealer. Investors must contact a NASD Broker/Dealer to trade in a security quoted on the Pink Sheets. More information is available at http://www.pinksheets.com.
About the OTCBB
The OTCBB is a regulated quotation service that displays real-time quotes, last-sale prices, and volume information in OTC equity securities. An OTC equity security generally is any equity that is not listed or traded on a national securities exchange. OTCBB securities include national, regional, and foreign equity issues, warrants, units, ADRs, and Direct Participation Programs. More information is available at http://www.otcbb.com.
Forward Looking Statements
This news release contains forward-looking statements that involve significant risks and uncertainties, including statements regarding Vermillion’s plans, objectives, expectations and intentions and the risks and uncertainties discussed in Vermillion’s latest Form 10-K and Vermillion’s periodic reports on Form 10-Q and Form 8-K. These forward-looking statements are based on Vermillion’s current expectations. Vermillion is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. Forward-looking statements cannot be guaranteed and actual results may differ materially from Vermillion’s current expectations. You are encouraged to read Vermillion’s reports filed with the U.S. Securities and Exchange Commission, available at http://www.sec.gov.
Investors:
Sue Carruthers
Vermillion, Inc.
510 226 2811